Exhibit 99.1

Summary of October 10, 2013 8-K Items

•
The Company resolved certain legacy legal matters, most notably regarding Federal Housing Administration origination practices and the National Mortgage Servicing Settlement, which negatively impacted noninterest expense by $323 million.

•
As a result of the repurchase settlements reached with Freddie Mac and Fannie Mae, an additional $63 million was added to the Company's mortgage repurchase reserve, which negatively affected noninterest income.

•
The Company concluded an expanded review of its servicing advance practices and subsequently increased its allowance for servicing advances, which negatively impacted noninterest expense by $96 million.

•	Certain tax matters resulted in a combined after-tax benefit of $113 million that positively affected the provision for income taxes.

•	In aggregate, the above items negatively impacted net income available to common shareholders in the third quarter by $179 million, after-tax, or $0.33 per share.

Third Quarter 2013 Financial Highlights
Income Statement

•
Net income available to common shareholders was $179 million, or $0.33 per average common diluted share, which was negatively affected by $0.33 per share due to the aforementioned significant items. Excluding these items, earnings per share was $0.66, compared to $0.68 in the prior quarter.

•
Net interest income was substantially unchanged relative to the previous quarter as six basis points of net interest margin compression was largely offset by growth in average earning assets of 0.5% and one additional day in the current quarter.

•
Noninterest income decreased compared to the prior quarter due primarily to a significant decline in core mortgage production income, as well as the additional mortgage repurchase provision recognized in conjunction with the agency mortgage repurchase settlements. Investment banking had another strong quarter, and mortgage servicing income also increased relative to the prior quarter.

•
Noninterest expense increased $346 million compared to the prior quarter due to the resolution of the aforementioned significant items. Excluding the impact of these items, noninterest expense declined $73 million sequentially, primarily due to lower employee compensation and benefits expense.

Balance Sheet

•
Average performing loans increased $1.6 billion on a sequential quarter basis with growth across several loan portfolios. Average performing loans were stable compared to the third quarter of last year, as targeted growth in C&I loans offset the impact from the sales of government guaranteed loans in the second half of 2012.

•	Average client deposits were stable compared to the prior quarter and increased $1.3 billion from the third quarter of last year, with the favorable mix shift toward lower-cost deposits continuing.

Capital

•	Estimated capital ratios continued to be well above regulatory requirements. The Tier 1 common equity ratio was an estimated 9.92%.

•
In conjunction with its capital plans announced in the first quarter, the Company repurchased an additional $50 million of its common shares during the third quarter and paid a quarterly common stock dividend of $0.10 per share.

Asset Quality

•
The risk profile of the balance sheet continued to improve. Nonperforming loans decreased 9% during the quarter and were 0.83% of total loans at September 30, 2013, compared to 0.94% last quarter and 1.42% for the third quarter of 2012.

•	Annualized net charge-offs decreased to 0.47% of average loans compared to 0.59% and 1.64% in the prior quarter and the third quarter of last year, respectively.

•	Current quarter nonperforming loans and net charge-offs were at their lowest levels in six years.

•	In light of improved credit quality, the provision for credit losses declined 35% compared to the prior quarter and 79% compared to the third quarter of last year.

Income Statement (presented on a fully taxable-equivalent basis)	3Q 2012	3Q 2013
(Dollars in millions, except per share data)
Net income available to common shareholders	$1,066	$179
Earnings per average common diluted share	1.98	0.33
Total revenue	3,843	1,920
Total revenue, excluding net securities gains/losses	1,902	1,920
Net interest income	1,301	1,240
Provision for credit losses	450	95
Noninterest income	2,542	680
Noninterest expense	1,726	1,743
Net interest margin	3.38%	3.19%

Balance Sheet
(Dollars in billions)
Average loans	$124.1	$122.7
Average consumer and commercial deposits	125.4	126.6

Capital
Tier 1 capital ratio(1)	10.57%	10.95%
Tier 1 common equity ratio(1)	9.82%	9.92%
Total average shareholders’ equity to total average assets	11.76%	12.24%

Asset Quality
Net charge-offs to average loans (annualized)	1.64%	0.47%
Allowance for loan losses to period end loans	1.84%	1.67%
Nonperforming loans to total loans	1.42%	0.83%
 (1) Current period Tier 1 capital and Tier 1 common equity ratios are estimated as of October 18, 2013.

Consolidated Financial Performance Details
(Presented on a fully taxable-equivalent basis unless otherwise noted)
Revenue
Total revenue was $1.9 billion for the current quarter, a decrease of $180 million, or 9%, compared to the prior quarter. The decline was primarily driven by lower mortgage production income (including the incremental provision arising from the agency mortgage repurchase settlements) and the impairment of certain lease financing assets. Total revenue, excluding net securities gains, was substantially unchanged compared to the third quarter of last year as lower net interest income and mortgage related revenues, excluding the repurchase provision, were offset by a lower mortgage repurchase provision and the impact of transferring certain loans to held for sale in the third quarter of last year. In addition, compared to last year, the Company experienced solid growth in wealth management and investment banking income revenue.

Total revenue was $6.1 billion for the nine months ended September 30, 2013.  Total revenue was $8.3 billion for the nine months ended September 30, 2012, and included $2.0 billion of net securities gains.  Excluding net securities gains, the decline was driven by lower net interest income and mortgage-related revenues, excluding the repurchase provision, partially offset by a lower mortgage repurchase provision and higher investment banking and wealth management revenues.
Net Interest Income
Net interest income was $1.2 billion for the current quarter, substantially unchanged from the prior quarter as a lower net interest margin was largely offset by higher average earning asset balances. Net interest income decreased $61 million compared to the third quarter of last year. The decline was driven by lower earning asset yields, the impact of loan sales in the second half of 2012, and a decrease in commercial loan-related swap income. Partially offsetting these impacts was lower interest expense driven by decreases in deposit rates, a reduction in long-term debt, and a favorable shift in the deposit mix.
The net interest margin for the third quarter was 3.19%, a decrease of six basis points from the prior quarter as earning asset yields declined seven basis points as a result of the continued low interest rate environment. The decrease in earning asset yields was partially offset by a two basis point reduction in interest-bearing liability costs due to a modest decrease in deposit rates. The 19 basis point decline in the net interest margin from the third quarter of last year was primarily due to a 30 basis point decrease in earning asset yields, driven by the continued low interest rate environment, partially offset by a 14 basis point reduction in rates paid on interest-bearing liabilities, primarily on time deposits and long-term debt.

For the nine months ended September 30, 2013, net interest income was $3.7 billion, a decrease of $216 million, or 5%, compared to the first nine months of 2012. For the same time periods, the net interest margin was 3.25% in 2013 compared to 3.42% in 2012. The primary drivers of the decreases in net interest income and net interest margin are consistent with those described in the quarterly comparisons above; further contributing to the decline was the foregone dividend income in 2013 related to the third quarter of 2012 early termination of agreements regarding the shares formerly owned in The Coca-Cola Company.
Noninterest Income
Total noninterest income was $680 million for the current quarter compared to $858 million for the prior quarter and $2.5 billion for the third quarter of last year. Excluding securities gains, total noninterest income was $680 million for the current quarter compared to $858 million for the prior quarter and $601 million for the third quarter of last year. Compared to the prior quarter, the $178 million decrease was primarily due to lower mortgage-related income, including the impact of both a higher provision for mortgage repurchases related to agency settlements reached during the current quarter and a decline in core mortgage production income, as well as the impact of impairment of certain lease financing assets in the current quarter. Compared to the third quarter of last year, the $79 million increase was due to a reduction in the mortgage repurchase provision, lower valuation losses on held for sale student and mortgage loans and the Company's fair value debt, and broad based increases in fee income, particularly wealth management and investment banking. These increases were partially offset by reductions in core mortgage production income and mortgage servicing income.
Mortgage production income for the current quarter was a loss of $10 million compared to income of $133 million for the prior quarter and a loss of $64 million for the third quarter of last year. The $143 million sequential quarter decrease was driven by (i) declines in production volume and gain on sale margins due to the increase in mortgage rates and (ii) an increase in the mortgage repurchase provision related to the previously announced agency repurchase settlements. Compared to the third quarter of last year, mortgage production income increased $54 million due to the decline in the mortgage repurchase provision, which was partially offset by reduced production volume and gain on sale margins. At September 30, 2013, the reserve for mortgage repurchases totaled $281 million, which was net of the cash payment to Freddie Mac regarding the previously announced settlement agreement; the reserve is expected to significantly decline in the fourth quarter of 2013 once the cash payment associated with the Fannie Mae settlement is made.
Mortgage servicing income was $11 million for the current quarter compared to $1 million for the prior quarter and $64 million for the third quarter of last year. The $10 million sequential quarter increase was largely due to a slower pace of loan prepayments impacting the mortgage servicing asset value. The $53 million decline compared to the third quarter of last year was due primarily to lower net hedge performance. At September 30, 2013, the servicing portfolio was $140 billion compared to $150 billion at September 30, 2012.
Investment banking income was $99 million for the current quarter compared to $93 million in the prior quarter and $83 million in the third quarter of last year. The increases were driven by growth in M&A advisory and equity transaction fee revenue.
Trading income was $33 million for the current quarter compared to $49 million for the prior quarter and $19 million for the third quarter of last year. The $16 million sequential quarter decrease was due to a $6 million mark-to-market valuation loss on the Company's fair value debt in the current quarter compared to a valuation gain of $8 million in the prior quarter. The $14 million increase in trading income compared to the third quarter of last year was largely driven by a $41 million decline in mark-to-market valuation losses on the Company's fair value debt, partially offset by a decline in core trading income, which was impacted by reduced client fixed income trading activity.
Other noninterest income was $10 million for the current quarter compared to $44 million for the prior quarter and a loss of $31 million for the third quarter of last year. The $34 million sequential quarter decrease was driven by a $37 million impairment of lease financing assets as a result of updated market indications of the residual values of certain assets. The $41 million increase from the third quarter of last year was due to a $92 million loss in the third quarter of last year related to guaranteed student and mortgage loans transferred to held for sale, partially offset by the current quarter lease financing impairment.

For the nine months ended September 30, 2013, noninterest income was $2.4 billion. For the nine months ended September 30, 2012, noninterest income was $4.4 billion and included $2.0 billion of net securities gains.  Excluding net securities gains, noninterest income was relatively unchanged over these two nine-month periods. Declines in core mortgage production income and mortgage servicing income were offset by a reduction in the mortgage repurchase provision and higher investment banking and wealth management revenue.
Noninterest Expense
Noninterest expense was $1.7 billion for the current quarter compared to $1.4 billion for the prior quarter and $1.7 billion for the third quarter of last year. The sequential quarter increase of $346 million was entirely due to the current quarter impacts from the legal settlements and the increase in the mortgage servicing advances allowance announced on October 10, 2013, and partially offset by lower employee compensation expense. The $17 million, or 1%, increase from the third quarter of last year was also a result of the previously announced actions impacting the current quarter, largely offset by declines in almost all other noninterest expense categories due to improved efficiency, as well as valuation losses recognized in the third quarter of last year related to the planned sale of affordable housing investments.
Employee compensation and benefits expense was $682 million in the current quarter compared to $737 million for the prior quarter and $780 million for the third quarter of last year. Of the sequential quarter decrease of $55 million, $37 million pertained to a reversal of previously accrued incentive compensation, in light of this quarter's lower corporate profitability. The $98 million decrease from the third quarter of last year was due primarily to the same factors as the sequential quarter decline, as well as a 6% reduction in full-time equivalent employees in the current quarter compared to the third quarter of last year.
Operating losses were $350 million in the current quarter compared to $72 million in the prior quarter and $71 million in the third quarter of last year. The increases compared to the prior quarter and third quarter of last year were due to the previously announced legal matters that were resolved this quarter.
Compared to the prior quarter, FDIC insurance and regulatory expense increased $4 million due to incremental regulatory supervisory fees. The $22 million decline compared to the third quarter of last year was due to a decrease in the Company's FDIC insurance assessment rate, reflecting the Company's reduced risk profile. Outside processing and software expenses were stable compared to the prior quarter and increased $19 million compared to the third quarter of last year, primarily due to technology and training investments. Marketing and customer development was stable sequentially, but decreased $41 million from the third quarter of last year as a result of the Company's charitable contribution of previously owned shares in The Coca-Cola Company during the third quarter of last year.
Other noninterest expense was $305 million in the current quarter compared to $191 million in the prior quarter and $402 million for the third quarter of last year. The $114 million increase from the prior quarter was primarily driven by higher collections expenses related to the previously announced servicing advances reserve increase. The $97 million decrease from the third quarter of last year was primarily due to specific third quarter of 2012 actions, including a $96 million valuation loss related to affordable housing investments, $29 million in severance expense, and $17 million in real estate charges as the Company reassessed some of its corporate real estate leases and holdings. Also driving the decline from the third quarter of last year were decreases in other real estate and consulting expenses, partially offset by higher collection expense related to the servicing advances reserve increase.
For the nine months ended September 30, 2013, noninterest expense was $4.5 billion compared to $4.8 billion in 2012. The $310 million, or 6%, decrease was due to the continued declines across most expense categories due to improved efficiency, partially offset by the expenses related to the previously announced actions this quarter.
Income Taxes
For the current quarter, the Company recorded an income tax benefit of $146 million compared to income tax expenses of $146 million for the prior quarter and $551 million for the third quarter of last year. The tax benefit in the current quarter was due to the impacts of the October 10, 2013 8-K items, including the completion of a taxable reorganization of certain subsidiaries. The high level of income tax expense in the third quarter of 2012 was primarily driven by the taxable gain the Company recognized upon the early termination of the agreements regarding the shares it previously owned in The Coca-Cola Company.
Balance Sheet
At September 30, 2013, the Company had total assets of $172 billion and shareholders’ equity of $21 billion, representing 12% of total assets. Book value and tangible book value per common share increased slightly compared to June 30, 2013, and were $37.85 and $26.27, respectively.

Loans
Average performing loans were $121.6 billion for the current quarter, an increase of $1.6 billion, or 1%, from the prior quarter driven by growth in most loan categories, most notably a $788 million, or 4%, increase in nonguaranteed residential mortgage loans and a $353 million, or 8%, increase in commercial real estate loans. Partially offsetting the average quarterly increase was a decline in government guaranteed residential mortgage loans of $242 million, or 6%. Average performing loans decreased $124 million compared to the third quarter of last year. The decline was due to government guaranteed student and mortgage loans, which decreased $1.7 billion and $1.9 billion, respectively, due to sales during 2012. Partially offsetting these declines were increases in C&I loans of $2.7 billion, or 5%, and consumer loans (excluding guaranteed student loans) of $861 million, or 6%.
Deposits
Average client deposits for the current and prior quarter were $126.6 billion compared to $125.4 billion for the third quarter of last year. Average deposits increased $39 million during the quarter due to a $1.2 billion, or 3%, increase in money market balances, which was almost entirely offset by declines in other deposit product balances. The $1.3 billion, or 1%, increase compared to the third quarter of last year was driven by lower-cost deposit growth of $3.5 billion, or 3%, partially offset by a decrease of $2.2 billion, or 14%, in time deposits.
Capital and Liquidity
The Company’s estimated capital ratios are well above current regulatory requirements with Tier 1 capital and Tier 1 common ratios at an estimated 10.95% and 9.92%, respectively, at September 30, 2013. The capital ratios increased moderately from the third quarter of last year and decreased from the prior quarter. The sequential quarter decrease was a result of the Company's refinement to the risk weighting of certain unused lending commitments. The treatment of these particular unused lending commitments is not applicable under the Basel III capital calculation rules and, as a result, had no impact on the Company's current quarter estimated Basel III Tier 1 common ratio. The ratios of total average equity to total average assets and tangible equity to tangible assets were 12.24% and 8.98%, respectively, at September 30, 2013, both stable to the prior quarter and higher than the third quarter of last year. The Company continues to have substantial available liquidity provided in the form of its client deposit base, other available funding resources, its portfolio of high-quality government-backed securities, and cash.
During the current quarter, the Company declared a common stock dividend of $0.10 per common share, consistent with the prior quarter and up $0.05 per share from the third quarter of last year. Additionally, during the current quarter, the Company repurchased $50 million of common stock, bringing the total purchased in 2013 to $100 million with plans to repurchase up to an additional $100 million of common stock by the end of the first quarter of 2014, pursuant to the Company's 2013 capital plan.
Asset Quality
Asset quality continued to steadily improve, including further decreases in nonperforming loans and nonperforming assets, both of which reached their lowest levels since the third quarter of 2007. Nonperforming loans totaled $1.0 billion at September 30, 2013, down $104 million, or 9%, relative to the prior quarter, led by declines in residential mortgages and home equity loans. Compared to a year ago, nonperforming loans decreased $694 million, or 40%, with reductions across all loan categories, most significantly in residential mortgages, home equity loans, commercial real estate, and C&I loans. The decline from a year ago was partially related to the sale of approximately $160 million of nonperforming mortgage and commercial real estate loans in the fourth quarter of 2012. At September 30, 2013, the percentage of nonperforming loans to total loans was 0.83%, down from 0.94% and 1.42% at the end of the prior quarter and third quarter of last year, respectively. Other real estate owned totaled $196 million at the end of the current quarter, stable with the prior quarter and down 36% from a year ago.
Net charge-offs were $146 million during the current quarter compared to $179 million for the prior quarter and $511 million for the third quarter of last year. The decreases in net charge-offs from the prior quarter and third quarter of last year were primarily driven by lower residential loan charge-offs. The decline from the third quarter of last year was further affected by charge-offs related to sales of nonperforming residential mortgage and commercial real estate loans in the third quarter of last year, as well as a revision to the Company's credit policy in the third quarter of last year related to the timing of recognizing charge-offs on junior lien loans.
The ratios of annualized net charge-offs to total average loans were 0.47% for the current quarter, 0.59% for the prior quarter, and 1.64% for the third quarter of last year. The net charge-off ratio in the current quarter was at the lowest level since the third quarter of 2007. The prior year was affected by the aforementioned nonperforming loan sales and credit policy change that added 76 basis points to the net charge-off ratio. The provision for credit losses was $95 million, which decreased $51 million and $355 million from the prior quarter and the third quarter of last year, respectively.
At September 30, 2013, the allowance for loan losses was $2.1 billion and represented 1.67% of total loans, down eight basis points from June 30, 2013. Excluding government guaranteed loans, the allowance for loan losses was 1.80% of total loans, down nine basis points from June 30, 2013. The $54 million decrease in the allowance for loan losses during the current quarter was reflective of the continued improvement in asset quality.
Early stage delinquencies decreased six basis points from the prior quarter to 0.65% at September 30, 2013. The decrease was primarily due to residential loans. Excluding government-guaranteed loans, early stage delinquencies were 0.35%, a decrease of five basis point from June 30, 2013.
Accruing restructured loans totaled $2.7 billion, and nonaccruing restructured loans totaled $0.4 billion at September 30, 2013. $2.9 billion of restructured loans related to residential loans, $0.2 billion were commercial loans, and $0.1 billion related to consumer loans.

BUSINESS SEGMENT FINANCIAL PERFORMANCE
Business Segment Results
The Company has included business segment financial tables as part of this financial information on the Investor Relations portion of its website at www.suntrust.com/investorrelations. The Company’s business segments include: Consumer Banking and Private Wealth Management, Wholesale Banking, and Mortgage Banking. All revenue in the business segment tables is reported on a fully taxable-equivalent basis. For the business segments, results include net interest income, which is computed using matched-maturity funds transfer pricing. Further, provision for credit losses is represented by net charge-offs. SunTrust also reports results for Corporate Other, which includes the Treasury department as well as the residual expense associated with operational and support expense allocations. The Corporate Other segment also includes differences created between internal management accounting practices and generally accepted accounting principles ("GAAP"), certain matched-maturity funds transfer pricing credits and charges, differences in provision for credit losses compared to net charge-offs, as well as equity and its related impact. A detailed discussion of the business segment results will be included in the Company’s forthcoming Form 10-Q.
Corresponding Financial Tables and Information
Investors are encouraged to review the foregoing summary and discussion of SunTrust’s earnings and financial condition in conjunction with the detailed financial tables which SunTrust has also published today and SunTrust’s forthcoming Form 10-Q. Detailed financial tables and other information are also available on the Investor Relations portion of the Company’s website at www.suntrust.com/investorrelations. This information is also included in a current report on Form 8-K filed with the SEC today.
Important Cautionary Statement About Forward-Looking Statements

This financial information includes non-GAAP financial measures to describe SunTrust’s performance. The reconciliations of those measures to GAAP measures are provided within or in the appendix to this financial information. In this financial information, the Company presents net interest income and net interest margin on a fully taxable-equivalent (“FTE”) basis, and ratios on an annualized basis. The FTE basis adjusts for the tax-favored status of income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and provides relevant comparison between taxable and non-taxable amounts.

This financial information contains forward-looking statements. Statements regarding estimates of the after-tax financial impact of various legal and regulatory matters, potential future share repurchases, and future expected dividends are forward-looking statements. Also, any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “goals,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements are based upon the current beliefs and expectations of management and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events.

Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward looking statements. The estimated financial impact of these legal and regulatory matters depends upon (1) the successful negotiation, execution, and delivery of definitive agreements in several matters, (2) the ultimate resolution of certain legal matters which are not yet complete, (3) management’s assumptions about the extent to which such amounts may be deducted for tax purposes, (4) the agreement of other necessary parties, and (5) our assumptions about the extent to which we can provide consumer relief to satisfy our financial obligations as contemplated by the agreements in principle with regulators. Future dividends, and the amount of any such dividend, must be declared by our board of directors in the future in their discretion. Also, future share repurchases and the timing of any such repurchase are subject to market conditions and management's discretion. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 and in other periodic reports that we file with the SEC.

SunTrust Banks, Inc. and Subsidiaries
FINANCIAL HIGHLIGHTS
(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012
EARNINGS & DIVIDENDS
Net income	$189	$1,077	$918	$1,602
Net income available to common shareholders	179	1,066	884	1,581
Net income available to common shareholders excluding 8-K items announced during the quarter [1]	358	314	1,063	829
Total revenue - FTE [1,2]	1,920	3,843	6,134	8,307
Total revenue - FTE excluding securities gains, net [1,2]	1,920	1,902	6,132	6,334
Net income per average common share
Diluted	0.33	1.98	1.64	2.94
Diluted, excluding 8-K items announced during the quarter [1]	0.66	0.58	1.97	1.54
Basic	0.33	1.99	1.65	2.96
Dividends paid per common share	0.10	0.05	0.25	0.15
CONDENSED BALANCE SHEETS
Selected Average Balances
Total assets	$171,838	$175,282	$172,061	$176,679
Earning assets	154,250	153,207	153,412	154,236
Loans	122,672	124,080	121,649	123,332
Intangible assets including MSRs	7,643	7,274	7,493	7,337
MSRs	1,232	829	1,077	901
Consumer and commercial deposits	126,618	125,353	126,947	125,692
Brokered time and foreign deposits	2,007	2,237	2,083	2,252
Total shareholders’ equity	21,027	20,619	21,138	20,450
Preferred stock	725	275	725	275
As of
Total assets	171,777
Earning assets	154,849
Loans	124,340
Allowance for loan and lease losses	2,071
Consumer and commercial deposits	126,861
Brokered time and foreign deposits	2,022
Total shareholders’ equity	21,070
FINANCIAL RATIOS & OTHER DATA
Return on average total assets	0.44%	2.45%	0.71%	1.21%
Return on average common shareholders’ equity	3.49	20.84	5.79	10.47
Return on average tangible common shareholders' equity[1]	5.10	30.51	8.44	15.37
Net interest margin [2]	3.19	3.38	3.25	3.42
Efficiency ratio [2]	90.77	44.90	73.41	57.94
Tangible efficiency ratio [1,2]	90.46	44.47	73.12	57.48
Effective tax rate [4]	NM	33.82	14.12	30.71
Tier 1 common equity [3]	9.92	9.82
Tier 1 capital [3]	10.95	10.57
Total capital [3]	13.00	12.95
Tier 1 leverage [3]	9.47	8.49
Total average shareholders’ equity to total average assets	12.24	11.76	12.29	11.57
Tangible equity to tangible assets [1]	8.98	8.48

Book value per common share	$37.85	$37.35
Tangible book value per common share [1]	26.27	25.72
Market price:
High	36.29	30.79	36.29	30.79
Low	31.59	22.34	26.93	18.07
Close	32.42	28.27	32.42	28.27
Market capitalization	17,427	15,232
Average common shares outstanding (000s)
Diluted	538,850	538,699	539,488	537,538
Basic	533,829	534,506	534,887	533,859
Full-time equivalent employees	26,409	28,000
Number of ATMs	2,846	2,914
Full service banking offices	1,508	1,633

[1]	See Appendix A for reconcilements of non-GAAP performance measures.

[2]
Total revenue, net interest margin, and efficiency ratios are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue - FTE equals net interest income on a FTE basis plus noninterest income.

[3]	Current period tier 1 common equity, tier 1 capital, total capital, and tier 1 leverage ratios are estimated as of October 18, 2013.

4 "NM" - Not meaningful. Calculated percentage was not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2013	2012	2013	2012
Interest income	$1,339	$1,445	$4,045	$4,471
Interest expense	131	174	405	615
NET INTEREST INCOME	1,208	1,271	3,640	3,856
Provision for credit losses	95	450	453	1,067
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	1,113	821	3,187	2,789
NONINTEREST INCOME
Service charges on deposit accounts	168	172	492	504
Trust and investment management income	133	127	387	387
Retail investment services	68	60	198	180
Other charges and fees	91	97	277	305
Investment banking income	99	83	260	230
Trading income	33	19	124	145
Card fees [1]	77	74	231	239
Mortgage production related (loss)/income	(10)	(64)	282	102
Mortgage servicing related income	11	64	50	215
Other noninterest income/(loss)	10	(31)	98	78
Net securities gains	—	1,941	2	1,973
Total noninterest income	680	2,542	2,401	4,358
NONINTEREST EXPENSE
Employee compensation and benefits	682	780	2,178	2,340
Net occupancy expense	86	92	261	267
Outside processing and software	190	171	555	527
Equipment expense	45	49	136	140
Marketing and customer development	34	75	95	134
Amortization/impairment of intangible assets/goodwill	6	17	18	39
Net loss on extinguishment of debt	—	2	—	15
Operating losses	350	71	461	200
FDIC premium/regulatory exams	45	67	140	179
Other noninterest expense	305	402	659	972
Total noninterest expense	1,743	1,726	4,503	4,813
INCOME BEFORE (BENEFIT)/PROVISION FOR INCOME TAXES	50	1,637	1,085	2,334
(Benefit)/provision for income taxes	(146)	551	151	710
INCOME INCLUDING INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	196	1,086	934	1,624
Net income attributable to noncontrolling interest	7	9	16	22
NET INCOME	$189	$1,077	$918	$1,602
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$179	$1,066	$884	$1,581
Net interest income - FTE [2]	1,240	1,301	3,733	3,949
Net income per average common share
Diluted	0.33	1.98	1.64	2.94
Basic	0.33	1.99	1.65	2.96
Cash dividends paid per common share	0.10	0.05	0.25	0.15
Average common shares outstanding (000s)
Diluted	538,850	538,699	539,488	537,538
Basic	533,829	534,506	534,887	533,859

1 PIN interchange fees are presented in card fees along with other interchange fee income for the three and nine months ended September 30, 2013. Previously, these PIN interchange fees were presented in other charges and fees and therefore, for comparative purposes, $19 million and $56 million of PIN interchange fees have been reclassified to card fees for the three and nine months ended September 30, 2012, respectively.
2 Net interest income includes the effects of FTE adjustments using a federal tax rate of 35% and state income taxes where applicable to increase tax-exempt interest income to a taxable-equivalent basis. See Appendix A for a reconcilement of this non-GAAP measure to the related GAAP measure.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Dollars in millions and shares in thousands) (Unaudited)

	September 30	December 31
	2013	2012
ASSETS
Cash and due from banks	$3,041	$7,134
Federal funds sold and securities borrowed or purchased under agreements to resell	1,222	1,101
Interest-bearing deposits in other banks	23	22
Trading assets	5,731	6,049
Securities available for sale	22,626	21,953
Loans held for sale	2,462	3,399
Loans held for investment:
Commercial and industrial	55,943	54,048
Commercial real estate	4,755	4,127
Commercial construction	737	713
Residential mortgages - guaranteed	3,527	4,252
Residential mortgages - nonguaranteed	24,106	23,389
Residential home equity products	14,826	14,805
Residential construction	582	753
Consumer student loans - guaranteed	5,489	5,357
Consumer other direct	2,670	2,396
Consumer indirect	11,035	10,998
Consumer credit cards	670	632
Total loans held for investment	124,340	121,470
Allowance for loan and lease losses	(2,071)	(2,174)
Net loans held for investment	122,269	119,296
Goodwill	6,369	6,369
Other intangible assets	1,287	956
Other real estate owned	196	264
Other assets	6,551	6,899
Total assets[1]	$171,777	$173,442
LIABILITIES
Deposits:
Noninterest-bearing consumer and commercial deposits	$39,006	$39,481
Interest-bearing consumer and commercial deposits:
NOW accounts	25,495	27,617
Money market accounts	43,106	42,846
Savings	5,778	5,314
Consumer time	8,742	9,569
Other time	4,734	5,353
Total consumer and commercial deposits	126,861	130,180
Brokered time deposits	2,022	2,136
Foreign deposits	—	—
Total deposits	128,883	132,316
Funds purchased	934	617
Securities sold under agreements to repurchase	1,574	1,574
Other short-term borrowings	4,479	3,303
Long-term debt	9,985	9,357
Trading liabilities	1,264	1,161
Other liabilities	3,588	4,129
Total liabilities	150,707	152,457
SHAREHOLDERS’ EQUITY
Preferred stock, no par value	725	725
Common stock, $1.00 par value	550	550
Additional paid in capital	9,117	9,174
Retained earnings	11,573	10,817
Treasury stock, at cost, and other	(579)	(590)
Accumulated other comprehensive (loss)/income	(316)	309
Total shareholders’ equity	21,070	20,985
Total liabilities and shareholders’ equity	$171,777	$173,442

Common shares outstanding	537,549	538,959
Common shares authorized	750,000	750,000
Preferred shares outstanding	7	7
Preferred shares authorized	50,000	50,000
Treasury shares of common stock	12,372	10,962
1 Includes earning assets of $154,849 and $151,223 at September 30, 2013 and December 31, 2012, respectively.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, AVERAGE YIELDS EARNED AND RATES PAID (Dollars in millions; yields on taxable-equivalent basis) (Unaudited)
	Three Months Ended
	September 30, 2013			September 30, 2012
	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates
ASSETS
Loans:
Commercial and industrial - FTE [1]	$54,666	$535	3.88%	$51,923	$578	4.43%
Commercial real estate	4,615	37	3.18	4,525	41	3.56
Commercial construction	704	6	3.38	784	7	3.74
Residential mortgages - guaranteed	3,526	28	3.14	5,432	37	2.76
Residential mortgages - nonguaranteed	23,258	238	4.09	22,905	256	4.47
Home equity products	14,549	133	3.63	14,866	138	3.68
Residential construction	529	7	4.88	667	9	5.44
Guaranteed student loans	5,453	52	3.81	7,183	71	3.92
Other direct	2,563	28	4.33	2,266	25	4.35
Indirect	11,069	94	3.36	10,584	102	3.84
Credit cards	656	16	9.73	577	14	9.87
Nonaccrual	1,084	6	2.37	2,368	8	1.37
Total loans	122,672	1,180	3.81	124,080	1,286	4.12
Securities available for sale:
Taxable	22,494	140	2.49	20,424	140	2.74
Tax-exempt - FTE [1]	243	3	5.16	350	5	5.29
Total securities available for sale	22,737	143	2.52	20,774	145	2.78
Federal funds sold and securities borrowed or purchased under agreements to resell	1,029	—	0.01	952	—	0.05
Loans held for sale	3,344	30	3.58	3,294	29	3.48
Interest-bearing deposits	22	—	0.11	21	—	0.26
Interest earning trading assets	4,446	18	1.64	4,086	15	1.49
Total earning assets	154,250	1,371	3.53	153,207	1,475	3.83
Allowance for loan and lease losses	(2,112)			(2,193)
Cash and due from banks	3,867			4,579
Other assets	14,396			14,810
Noninterest earning trading assets	1,389			2,172
Unrealized gains on securities available for sale, net	48			2,707
Total assets	$171,838			$175,282
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$25,435	$4	0.06%	$24,810	$6	0.09%
Money market accounts	43,019	13	0.12	41,517	21	0.20
Savings	5,802	1	0.04	5,190	1	0.09
Consumer time	8,895	25	1.12	10,202	32	1.26
Other time	4,830	15	1.26	5,771	21	1.42
Total interest-bearing consumer and commercial deposits	87,981	58	0.26	87,490	81	0.37
Brokered time deposits	1,989	12	2.44	2,189	17	3.03
Foreign deposits	18	—	0.11	48	—	0.17
Total interest-bearing deposits	89,988	70	0.31	89,727	98	0.43
Funds purchased	505	—	0.09	701	—	0.11
Securities sold under agreements to repurchase	1,885	1	0.13	1,461	1	0.18
Interest-bearing trading liabilities	720	5	2.58	702	4	2.62
Other short-term borrowings	5,222	3	0.27	6,664	5	0.30
Long-term debt	9,891	52	2.06	11,734	66	2.23
Total interest-bearing liabilities	108,211	131	0.48	110,989	174	0.62
Noninterest-bearing deposits	38,637			37,863
Other liabilities	3,486			4,832
Noninterest-bearing trading liabilities	477			979
Shareholders’ equity	21,027			20,619
Total liabilities and shareholders’ equity	$171,838			$175,282
Interest Rate Spread			3.05%			3.21%
Net Interest Income - FTE [1]		$1,240			$1,301
Net Interest Margin [2]			3.19%			3.38%

1 The fully taxable-equivalent(“FTE”) basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.
2 The net interest margin is calculated by dividing annualized net interest income - FTE by average total earning assets.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, AVERAGE YIELDS EARNED AND RATES PAID, continued (Dollars in millions; yields on taxable-equivalent basis) (Unaudited)
	Nine Months Ended
	September 30, 2013			September 30, 2012
	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates
ASSETS
Loans:
Commercial and industrial - FTE [1]	$54,310	$1,635	4.03%	$50,758	$1,754	4.62%
Commercial real estate	4,325	107	3.31	4,614	126	3.65
Commercial construction	665	18	3.53	855	25	3.83
Residential mortgages - guaranteed	3,789	81	2.86	5,920	137	3.08
Residential mortgages - nonguaranteed	22,708	717	4.21	22,521	775	4.59
Home equity products	14,424	393	3.64	15,071	416	3.69
Residential construction	567	21	4.97	704	27	5.22
Guaranteed student loans	5,397	155	3.84	7,229	211	3.89
Other direct	2,466	81	4.39	2,184	72	4.39
Indirect	11,046	284	3.43	10,329	302	3.90
Credit cards	630	46	9.69	553	43	10.26
Nonaccrual	1,322	27	2.71	2,594	22	1.13
Total loans	121,649	3,565	3.92	123,332	3,910	4.23
Securities available for sale:
Taxable	22,514	421	2.49	22,406	507	3.01
Tax-exempt - FTE [1]	266	10	5.19	382	15	5.35
Total securities available for sale	22,780	431	2.53	22,788	522	3.05
Federal funds sold and securities borrowed or purchased under agreements to resell	1,075	—	0.02	869	—	0.03
Loans held for sale	3,544	90	3.37	3,099	84	3.60
Interest-bearing deposits	22	—	0.10	21	—	0.24
Interest earning trading assets	4,342	52	1.59	4,127	48	1.55
Total earning assets	153,412	4,138	3.61	154,236	4,564	3.95
Allowance for loan and lease losses	(2,144)			(2,314)
Cash and due from banks	4,258			4,621
Other assets	14,361			14,987
Noninterest earning trading assets	1,667			2,221
Unrealized gains on securities available for sale, net	507			2,928
Total assets	$172,061			$176,679
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$25,941	$13	0.07%	$25,009	$18	0.10%
Money market accounts	42,621	42	0.13	41,983	70	0.22
Savings	5,713	2	0.05	5,073	4	0.11
Consumer time	9,158	78	1.14	10,888	116	1.43
Other time	5,036	50	1.32	6,110	72	1.58
Total interest-bearing consumer and commercial deposits	88,469	185	0.28	89,063	280	0.42
Brokered time deposits	2,037	39	2.53	2,222	62	3.65
Foreign deposits	46	—	0.14	30	—	0.17
Total interest-bearing deposits	90,552	224	0.33	91,315	342	0.50
Funds purchased	625	1	0.10	793	1	0.11
Securities sold under agreements to repurchase	1,824	2	0.15	1,580	2	0.17
Interest-bearing trading liabilities	731	13	2.36	661	11	2.29
Other short-term borrowings	4,794	9	0.26	7,589	15	0.25
Long-term debt	9,652	156	2.15	12,247	244	2.66
Total interest-bearing liabilities	108,178	405	0.5	114,185	615	0.72
Noninterest-bearing deposits	38,478			36,629
Other liabilities	3,743			4,356
Noninterest-bearing trading liabilities	524			1,059
Shareholders’ equity	21,138			20,450
Total liabilities and shareholders’ equity	$172,061			$176,679
Interest Rate Spread			3.11%			3.23%
Net Interest Income - FTE [1]		$3,733			$3,949
Net Interest Margin [2]			3.25%			3.42%

[1]
The fully taxable-equivalent (“FTE”) basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.

[2]	The net interest margin is calculated by dividing annualized net interest income - FTE by average total earning assets.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA (Dollars in millions) (Unaudited)
	Three Months Ended September 30		Nine Months Ended September 30

	2013	2012	2013	2012
CREDIT DATA
Allowance for credit losses - beginning	$2,172	$2,350	$2,219	$2,505
Provision/(benefit) for unfunded commitments	3	—	5	2
Provision for loan losses:
Commercial	78	127	183	214
Residential	(7)	300	184	788
Consumer	21	23	81	63
Total provision for loan losses	92	450	448	1,065
Charge-offs:
Commercial	(52)	(126)	(176)	(346)
Residential	(109)	(425)	(430)	(1,001)
Consumer	(28)	(34)	(89)	(98)
Total charge-offs	(189)	(585)	(695)	(1,445)
Recoveries:
Commercial	13	55	48	111
Residential	21	10	67	21
Consumer	9	9	29	30
Total recoveries	43	74	144	162
Net charge-offs	(146)	(511)	(551)	(1,283)
Allowance for credit losses - ending	$2,121	$2,289	$2,121	$2,289
Components:
Allowance for loan and lease losses	$2,071	$2,239
Unfunded commitments reserve	50	50
Allowance for credit losses	$2,121	$2,289
Net charge-offs to average loans (annualized):
Commercial	0.26%	0.49%	0.29%	0.55%
Residential	0.82	3.63	1.14	2.85
Consumer	0.39	0.46	0.41	0.44
Total net charge-offs to total average loans	0.47%	1.64%	0.61%	1.39%

Period Ended	September 30, 2013		December 31, 2012
Nonaccrual/nonperforming loans:
Commercial	$275		$294
Residential	752		1,228
Consumer	10		25
Total nonaccrual/nonperforming loans	1,037		1,547
Other real estate owned (“OREO”)	196		264
Other repossessed assets	9		9
Nonperforming loans held for sale ("LHFS")	59		37
Total nonperforming assets	$1,301		$1,857
Accruing restructured loans	$2,744		$2,501
Nonaccruing restructured loans	406		639
Accruing loans past due > 90 days (guaranteed)	1,108		722
Accruing loans past due > 90 days (non-guaranteed)	55		60
Accruing LHFS past due > 90 days	—		1
Nonperforming loans to total loans	0.83%		1.27%
Nonperforming assets to total loans plus OREO, other repossessed assets, and nonperforming LHFS	1.04		1.52
Allowance to period-end loans[1,2]	1.67		1.80
Allowance to period-end loans, excluding government guaranteed loans [1,2,3]	1.80		1.95
Allowance to nonperforming loans[1,2]	201		142
Allowance to annualized net charge-offs[1]	3.58x		1.37x

1 This ratio is computed using the allowance for loan and lease losses.
2 Loans carried at fair value were excluded from the calculation.
3 See Appendix A for reconciliation of non-GAAP performance measures.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA, continued (Dollars in millions) (Unaudited)
	Three Months Ended September 30				Nine Months Ended September 30
	Core Deposit Intangibles	MSRs - Fair Value	Other	Total	Core Deposit Intangibles	MSRs - Fair Value	Other	Total
OTHER INTANGIBLE ASSET ROLLFORWARD
Balance, beginning of period	$27	$865	$47	$939	$38	$921	$58	$1,017
Amortization	(6)	—	(3)	(9)	(17)	—	(14)	(31)
Mortgage servicing rights (“MSRs”) originated	—	83	—	83	—	244	—	244
Fair value changes due to inputs and assumptions	—	(55)	—	(55)	—	(157)	—	(157)
Other changes in fair value	—	(61)	—	(61)	—	(173)	—	(173)
Sale of MSRs	—	(1)	—	(1)	—	(4)	—	(4)
Balance, September 30, 2012	$21	$831	$44	$896	$21	$831	$44	$896
Balance, beginning of period	$10	$1,199	$35	$1,244	$17	$899	$40	$956
Amortization	(3)	—	(3)	(6)	(10)	—	(8)	(18)
MSRs originated	—	99	—	99	—	302	—	302
Fair value changes due to inputs and assumptions	—	10	—	10	—	260	—	260
Other changes in fair value	—	(60)	—	(60)	—	(212)	—	(212)
Sale of MSRs	—	—	—	—	—	(1)	—	(1)
Balance, September 30, 2013	$7	$1,248	$32	$1,287	$7	$1,248	$32	$1,287

SunTrust Banks, Inc. and Subsidiaries RECONCILEMENT OF NON-GAAP MEASURES APPENDIX A TO THE FINANCIAL INFORMATION (Dollars in millions, except per share data) (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30	September 30	September 30		September 30
	2013	2012	2013		2012
NON-GAAP MEASURES PRESENTED IN THE FINANCIAL INFORMATION [1]
Net interest income	$1,208	$1,271	$3,640		$3,856
Taxable-equivalent adjustment	32	30	93		93
Net interest income - FTE	1,240	1,301	3,733		3,949
Noninterest income	680	2,542	2,401		4,358
Total revenue - FTE	1,920	3,843	6,134		8,307
Securities gains, net	—	(1,941)	(2)		(1,973)
Total revenue - FTE excluding net securities gains [2]	$1,920	$1,902	$6,132		$6,334
Noninterest income	$680	$2,542	$2,401		$4,358
Securities gains, net	—	(1,941)	(2)	2	(1,973)
Noninterest income excluding net securities gains [2]	$680	$601	$2,399		$2,385
Return on average common shareholders’ equity	3.49%	20.84%	5.79%		10.47%
Effect of removing average intangible assets, excluding MSRs	1.61	9.67	2.65		4.90
Return on average tangible common shareholders' equity [3]	5.10%	30.51%	8.44%		15.37%
Efficiency ratio [4]	90.77%	44.90%	73.41%		57.94%
Impact of excluding amortization of intangible assets	(0.31)	(0.43)	(0.29)		(0.46)
Tangible efficiency ratio [5]	90.46%	44.47%	73.12%		57.48%

	September 30	December 31
	2013	2012
Total shareholders' equity	$21,070	$20,985
Goodwill, net of deferred taxes of $180 million and $163 million, respectively	(6,189)	(6,206)
Other intangible assets, net of deferred taxes of $2 million and $7 million, respectively, and MSRs	(1,285)	(949)
MSRs	1,248	899
Tangible equity	14,844	14,729
Preferred stock	(725)	(725)
Tangible common equity	$14,119	$14,004
Total assets	$171,777	$173,442
Goodwill	(6,369)	(6,369)
Other intangible assets including MSRs	(1,287)	(956)
MSRs	1,248	899
Tangible assets	$165,369	$167,016
Tangible equity to tangible assets [6]	8.98%	8.82%
Tangible book value per common share [7]	$26.27	$25.98

Total loans	$124,340	$121,470
Government guaranteed loans	(9,016)	(9,609)
Loans held at fair value	(316)	(379)
Total loans, excluding government guaranteed and fair value loans	$115,008	$111,482
Allowance to total loans, excluding government guaranteed and fair value loans [8]	1.80%	1.95%

SunTrust Banks, Inc. and Subsidiaries RECONCILEMENT OF NON-GAAP MEASURES APPENDIX A TO THE FINANCIAL INFORMATION, continued (Dollars in millions, except per share data) (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30	September 30	September 30	September 30
	2013	2012	2013	2012
NON-GAAP MEASURES PRESENTED IN THE FINANCIAL INFORMATION [1]
Net income available to common shareholders	$179	$1,066	$884	$1,581
Items announced during the quarter on Form 8-K:
Operating losses related to settlement of certain legal matters	323	—	323	—
Mortgage repurchase provision related to repurchase settlements	63	—	63	—
Provision for unrecoverable servicing advances	96	—	96	—
Securities gains related to sale of The Coca-Cola Company stock	—	(1,938)	—	(1,938)
Mortgage repurchase provision	—	371	—	371
Charitable expense related to The Coca-Cola Company stock contribution	—	38	—	38
Provision for credit losses related to nonperforming loan sales	—	172	—	172
Losses on sale of guaranteed loans	—	92	—	92
Valuation losses related to planned sale of Affordable Housing investments	—	96	—	96
Tax (benefit)/expense related to above items	(190)	417	(190)	417
Net tax benefit related to subsidiary reorganization and other	(113)	—	(113)	—
Net income available to common shareholders, excluding 8-K items announced during the quarter [9]	$358	$314	$1,063	$829

Net income per average common share, diluted	$0.33	$1.98	$1.64	$2.94
Impact of 8-K items announced during the quarter	0.33	(1.40)	0.33	(1.40)
Net income per average common diluted share, excluding 8-K items announced during the quarter [9]	$0.66	$0.58	$1.97	$1.54

1 Certain amounts in this schedule are presented net of applicable income taxes, which are calculated based on each subsidiary’s federal and state tax rates and laws. In general, the federal marginal tax rate is 35%, but the state marginal tax rates range from 1% to 8% in accordance with the subsidiary’s income tax filing requirements with various tax authorities. In addition, the effective tax rate may differ from the federal and state marginal tax rates in certain cases where a permanent difference exists.
2 SunTrust presents total revenue - FTE excluding net securities gains and noninterest income excluding net securities gains. The Company believes noninterest income without net securities gains is more indicative of the Company’s performance because it isolates income that is primarily client relationship and client transaction driven and is more indicative of normalized operations.
3 SunTrust presents return on average tangible common shareholders' equity to exclude intangible assets, except for MSRs. The Company believes this measure is useful to investors because, by removing the effect of intangible assets, except for MSRs, (the level of which may vary from company to company), it allows investors to more easily compare the Company’s return on average common shareholders' equity to other companies in the industry who present a similar measure. The Company also believes that removing intangible assets, except for MSRs, is a more relevant measure of the return on the Company's common shareholders' equity.
4 Computed by dividing noninterest expense by total revenue - FTE. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.
5 SunTrust presents a tangible efficiency ratio which excludes the amortization of intangible assets other than MSRs. The Company believes this measure is useful to investors because, by removing the effect of these intangible asset costs (the level of which may vary from company to company), it allows investors to more easily compare the Company’s efficiency to other companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.
6 SunTrust presents a tangible equity to tangible assets ratio that excludes the after-tax impact of purchase accounting intangible assets. The Company believes this measure is useful to investors because, by removing the effect of intangible assets that result from merger and acquisition activity (the level of which may vary from company to company), it allows investors to more easily compare the Company’s capital adequacy to other companies in the industry. This measure is used by management to analyze capital adequacy.
7 SunTrust presents a tangible book value per common share that excludes the after-tax impact of purchase accounting intangible assets and also excludes preferred stock from tangible equity. The Company believes this measure is useful to investors because, by removing the effect of intangible assets that result from merger and acquisition activity as well as preferred stock (the level of which may vary from company to company), it allows investors to more easily compare the Company’s book value on common stock to other companies in the industry.
8 SunTrust presents a ratio of allowance to total loans, excluding government guaranteed and fair value loans. The Company believes that the exclusion of loans that are held at fair value with no related allowance and loans guaranteed by a government agency that do not have an associated allowance recorded due to nominal risk of principal loss better depicts the allowance relative to loans that are covered by it.
9 SunTrust presents net income available to common shareholders and net income per average common diluted share excluding items previously announced during the quarter on Form 8-K. The Company believes this measure is useful to investors because it removes the effect of material items impacting the quarter's results allowing a more useful comparison to other quarters' results that did not have a similar impact. Removing these items also allows investors to compare the Company's results to other companies in the industry that may not have had similar items impacting their results. Additional detail on the items can be found in Form 8-K filed with the SEC on October 10, 2013 and September 6, 2012.

SunTrust Banks, Inc. and Subsidiaries CONSUMER BANKING AND PRIVATE WEALTH MANAGEMENT (Dollars in millions) (Unaudited)
	Three Months Ended September 30 [1]		Nine Months Ended September 30 [1]
	2013	2012	2013	2012
Statements of Income:
Net interest income [2]	$653	$691	$1,950	$2,057
FTE adjustment	—	—	—	—
Net interest income - FTE	653	691	1,950	2,057
Provision for credit losses [3]	79	172	286	464
Net interest income - FTE - after provision for credit losses	574	519	1,664	1,593
Noninterest income before securities gains/(losses)	379	356	1,107	1,115
Securities gains/(losses), net	—	—	—	—
Total noninterest income	379	356	1,107	1,115
Noninterest expense before amortization/impairment of intangible assets/goodwill	684	757	2,066	2,251
Amortization/impairment of intangible assets/goodwill	5	16	16	34
Total noninterest expense	689	773	2,082	2,285
Income before provision for income taxes	264	102	689	423
Provision for income taxes	97	39	253	155
FTE adjustment	—	—	—	—
Net income including income attributable to noncontrolling interest	167	63	436	268
Less: net income attributable to noncontrolling interest	—	—	—	—
Net income	$167	$63	$436	$268

Total revenue - FTE	$1,032	$1,047	$3,057	$3,172
Selected Average Balances:
Total loans	$40,484	$42,190	$40,316	$42,180
Goodwill	4,262	3,962	4,064	3,942
Other intangible assets excluding MSRs	30	55	35	64
Total assets	45,532	47,053	45,156	47,029
Consumer and commercial deposits	83,911	83,340	84,157	84,002
Other Information (End of Period): [4]
Assets under administration
Managed (discretionary) assets	$48,017	$54,657
Non-managed assets	53,800	61,418
Total assets under administration	101,817	116,075
Brokerage assets	42,515	39,102
Total assets under advisement	$144,332	$155,177

[1]	Prior year results have been restated to include the effect of moving small business banking from Wholesale Banking to Consumer Banking and Private Wealth Management during the second quarter of 2013.
2 Net interest income does not include the funding benefit that would result from holding shareholders’ equity at the line of business level due to the fact that shareholders' equity is not allocated to the lines of business at this time.
3 Provision for credit losses represents net charge-offs for the lines of business.
4 Reflects the assets under administration/advisement for GenSpring and Private Wealth Management clients and includes a reclassification of $12.0 billion from Managed to Non-managed assets in the prior year related to a change in investment management responsibilities for certain clients, as well as a reclassification of certain assets based on a revised methodology for classifying assets under administration.

SunTrust Banks, Inc. and Subsidiaries WHOLESALE BANKING (Dollars in millions) (Unaudited)
	Three Months Ended September 30 [1]		Nine Months Ended September 30 [1]
	2013	2012	2013	2012
Statements of Income:
Net interest income [2]	$401	$386	$1,190	$1,133
FTE adjustment	31	29	90	90
Net interest income - FTE	432	415	1,280	1,223
Provision for credit losses [3]	21	69	67	217
Net interest income - FTE - after provision for credit losses	411	346	1,213	1,006
Noninterest income before securities gains/(losses)	294	354	934	1,020
Securities gains/(losses), net	—	—	—	—
Total noninterest income	294	354	934	1,020
Noninterest expense before amortization of intangible assets	427	517	1,222	1,427
Amortization of intangible assets	1	1	2	2
Total noninterest expense	428	518	1,224	1,429
Income - FTE - before provision for income taxes	277	182	923	597
Provision for income taxes	50	18	191	69
FTE adjustment	31	29	90	90
Net income including income attributable to noncontrolling interest	196	135	642	438
Less: net income attributable to noncontrolling interest	2	7	7	14
Net income	$194	$128	$635	$424

Total revenue - FTE	$726	$769	$2,214	$2,243
Selected Average Balances:
Total loans	$54,230	$51,369	$53,458	$50,424
Goodwill	2,107	2,414	2,305	2,414
Other intangible assets excluding MSRs	11	14	12	15
Total assets	66,552	64,605	66,307	63,831
Consumer and commercial deposits	39,515	38,139	39,318	38,131
Other Information (End of Period): [4]
Managed (discretionary) assets under administration	$45,036	$41,710

[1]	Prior year results have been restated to include the effect of moving small business banking from Wholesale Banking to Consumer Banking and Private Wealth Management during the second quarter of 2013.
2 Net interest income does not include the funding benefit that would result from holding shareholders’ equity at the line of business level due to the fact that shareholders' equity is not allocated to the lines of business at this time.
3 Provision for credit losses represents net charge-offs for the lines of business.
4 Reflects the assets under administration for Ridgeworth clients.

SunTrust Banks, Inc. and Subsidiaries MORTGAGE BANKING (Dollars in millions) (Unaudited)
	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012
Statements of Income:
Net interest income [1]	$140	$129	$409	$387
FTE adjustment	—	—	—	—
Net interest income - FTE	140	129	409	387
Provision for credit losses [2]	45	270	197	602
Net interest income/(loss) - FTE - after provision for credit losses	95	(141)	212	(215)
Noninterest income before securities gains/(losses)	(1)	(75)	328	261
Securities gains/(losses), net	—	—	—	—
Total noninterest income	(1)	(75)	328	261
Noninterest expense before amortization of intangible assets	638	368	1,247	1,045
Amortization of intangible assets	—	—	—	—
Total noninterest expense	638	368	1,247	1,045
Loss before benefit for income taxes	(544)	(584)	(707)	(999)
Benefit for income taxes	(139)	(200)	(206)	(369)
FTE adjustment	—	—	—	—
Net loss including income attributable to noncontrolling interest	(405)	(384)	(501)	(630)
Less: net income attributable to noncontrolling interest	—	—	—	—
Net loss	($405)	($384)	($501)	($630)

Total revenue - FTE	$139	$54	$737	$648
Selected Average Balances:
Total loans	$27,921	$30,467	$27,830	$30,690
Goodwill	—	—	—	—
Other intangible assets excluding MSRs	—	—	—	—
Total assets	33,025	35,372	32,973	35,464
Consumer and commercial deposits	3,247	3,938	3,501	3,571
Mortgage Servicing Data (End of Period):
Total loans serviced	$139,710	$149,721
Total loans serviced for others	109,224	115,814

[1]
Net interest income does not include the funding benefit that would result from holding shareholders’ equity at the line of business level due to the fact that shareholders' equity is not allocated to the lines of business at this time.

[2]	Provision for credit losses represents net charge-offs for the lines of business.

SunTrust Banks, Inc. and Subsidiaries CORPORATE OTHER (Dollars in millions) (Unaudited)
	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012
Statements of Income:
Net interest income	$14	$65	$91	$279
FTE adjustment	1	1	3	3
Net interest income - FTE	15	66	94	282
Provision for credit losses [1]	(50)	(61)	(97)	(216)
Net interest income - FTE - after provision for credit losses	65	127	191	498
Noninterest income before securities gains/(losses)	8	(34)	30	(11)
Securities gains/(losses), net	—	1,941	2	1,973
Total noninterest income	8	1,907	32	1,962
Noninterest expense before amortization of intangible assets	(12)	67	(50)	51
Amortization of intangible assets	—	—	—	3
Total noninterest expense	(12)	67	(50)	54
Income - FTE - before provision for income taxes	85	1,967	273	2,406
Provision for income taxes	(154)	694	(87)	855
FTE adjustment	1	1	3	3
Net income including income attributable to noncontrolling interest	238	1,272	357	1,548
Less: net income attributable to noncontrolling interest	5	2	9	8
Net income	$233	$1,270	$348	$1,540

Total revenue - FTE	$23	$1,973	$126	$2,244
Selected Average Balances:
Total loans	$37	$54	$45	$38
Securities available for sale	22,579	20,575	22,606	22,585
Other intangible assets excluding MSRs	—	—	—	1
Total assets	26,729	28,252	27,625	30,355
Consumer and commercial deposits	(55)	(64)	(29)	(12)

[1]	Provision for credit losses is the difference between net charge-offs recorded by the lines of business and consolidated provision for credit losses.